Exhibit 10.11

Real Estate Lease Agreement

No.: Tungray rent TRFZ (2018) 001

Party A: Qingdao Tongri Electric Machines Co., Ltd.

Party B: Qingdao Tungray Biotech Co. Ltd.

Party A (lessor): Qingdao Tongri Electric Machines Co., Ltd.

Party B (lessee): Qingdao Tungray Biotech Co. Ltd.

Through full negotiation, party A and Party B agree to conclude this contract on the following house lease matters and jointly guard.

The house is located: No.69, Guozhuang Shuangcheng Road, Nancun Town, Pingdu City. Build Construction area of south workshop, warehouse 1708 square meters, office bungalow 406 square meters, guard, dormitory. She building 70 square meters, east warehouse 186 square meters.

Article 2. Lease Term: The lease term is 10 years, starting from January 1,2018 to 2028. It ends on December 31st.

Article 3. Rent and the period for rent payment:

1.       The annual rent is RMB 142,200 yuan only. Monthly rent is 5 yuan per square meter (Nancun Town. The total supporting rental price is 10 yuan / square meter per month,), property tax, land tax one. The annual total amount is 33,661.8 yuan.

2.       In order to reduce the burden of the lessee, the leaser agrees that the lessee shall pay the rent on a monthly basis through negotiation sincere.

3.       The payment term and amount are agreed as follows: the 1st day of each month is the payment date, and the amount is paid. Rent fee 11850 yuan, property tax, land tax 2805.15 yuan.

4.       The lessee must pay the rent to the lessor in accordance with the agreement. If you default on the rent without any reason, rent it out. Party A shall grant the lessee a grace period of 7 days, and the leaser shall have the right to pay the lessee every day from the eighth day - 1% of the unpaid rent.

Article 4 Repair of the house during the lease term: after the leaser hand over the house to the lessee. The leaser shall not be responsible for the decoration and repair of the lessee. If the lessee no longer uses the leaser. After the house, the lessee shall not damage the decorated part and the structure of the house.

Article 5 Payment of fees:

1.       Water and electricity charges: the lessee according to the number of use According to the actual payment, (the water meter base number is the degree, the electricity meter base number is Degree, after this degree. The expenses shall be borne by the lessee until the expiration of the contract).3, maintenance fee: during the lease term, due to the quality of the leased house or the internal facilities of the house are damaged, including the doors and Windows Water and electricity, etc., the maintenance costs shall be borne by the lessee.4. The telephone calls and network facilities used are all owned by Party A. If provided, the expenses incurred shall be borne by Party B by itself.

Article 6. In the leasing business activities, the leaser shall perform the following obligations:

1.       The premises and facilities shall be delivered to Party B in good condition for use on the date agreed herein and guaranteed Houses and ancillary facilities, equipment can be used in normal use.

2.       Responsible for the regular inspection of the house and its attachments and bear the normal house maintenance costs.

3.       On the date of receiving the rent from Party B, party B shall provide and guarantee the normal water and electricity required during the lease term, Solar energy and other services, coordination, telephone, network communication and other operation normally.

Article 7 In the lease operation activities, the lessee shall perform the following obligations:

1.       Abide by the provisions of this contract, and shall not engage in illegal business activities in the leased site. The interior decoration of the rented house and the installation of large equipment, the decoration scheme should be obtained.

2.       The construction can be done only after party A agrees in writing, and the cost is for nothing. During the decoration, the original owner of the house shall not be damaged.

3.       Body structure, fixed facilities and outdoor unified planning; the partition wall shall not use brick or other heavy materials

4.       To use light refractory materials, and meet the fire prevention requirements. At the same time, pay attention to leave the fire safety channel.

5.       Party B shall be responsible for the damage to the premises or facilities due to improper use or other reasons. Compensation or repair may also be repaired by Party A, and Party B shall bear the relevant repair costs.

6.       Timely payment of housing rent, water, electricity, telephone, Internet and other expenses.

Article 8 Supplementary and Annex Matters not covered herein shall be governed by relevant laws

In the absence of the enforcement of regulations, both parties may enter into a written supplementary contract stem or root of plants. The annex and supplementary contracts shall be an integral part of this contract and together with this contract have equal legal effect.

Article 9 Validity of the Contract: This Contract is authorized by both parties or their legal representatives or them

It shall take effect from the date when the representative signs and affixed the official seal of the unit or the special seal for the contract. Validity period is one Year, from January 1,2018 to December 31, 2028. This contract is made in duplicate Copy, each party shall hold one copy, which shall have the same legal effect.

Lessor (seal):	/s/

Legal Representative (Signature):

Contact number:

Place of signing:	/s/

Lessee (seal):

Legal grooming sign

Link to:

1.	Rent fee calculation:

Name	Total used area number m'	Fee allocation standard	The annual rent is RMB yuan	Monthly rent yuan
Office house	406	RMB 5 yuan / square meter per month	24360	2030
South workshop warehouse	1708	RMB 5 yuan / square meter per month	102480	8540
East warehouse	186	RMB 5 yuan / square meter per month	11160	930
Guard dormitory building	70	RMB 5 yuan / square meter per month	4200	350
amount to	2370	RMB 5 yuan / square meter per month	142200	11850

2.	Calculation of property tax and land tax apportionment (paid amount of Pingdu State Taxation Bureau):

Property tax is 5,661.8 yuan / year + land tax 28,000 yuan / year = 33,661.8 yuan / year Annual allocation of square meters = 33,661.8 yuan / 2,370 m ³ = 14.2 yuan / m² (retain one decimal place)